Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated: July 13, 2011

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Liquid Alpha USD 5 Excess Return Index
DBLAUE5J

o    In June, Liquid Alpha USD 5 ER returned -0.05%. The return is -0.13%
     Year-to-date.
o    In June, three of the four components contributed positive returns.
o    DB Commodity Harvest, DB Currency Harvest, SandP X-Alpha and DB SMART (5x
     leveraged) returned 0.86%, 0.18%, -0.76% and 0.38% respectively.
o    The Sharpe Ratio since January 1999 is now at 1.43 compared to -0.17 for
     HFRX Hedge Funds and 0.51 for the iBoxx USD Treasuries; these statistics highlight the favorable risk-return relationship provided by the Liquid
     Alpha USD 5 ER Index during this period. (1)
o    Liquid Alpha volatility is 3.4% over the past 12 months, which is currently below its 5% volatility target. In comparison, trailing 12 month volatility is 13.3% for MSCI World, 4.4% for Treasuries and 3.1% for HFRX Hedge Funds.

Liquid Alpha USD 5 ER
Constituents                    Asset Class     Live Date       BBG Ticker      Range Exposure
SANDP X-Alpha USD TR            Equities        10/31/07        SPXADT          10%-50%
DB Commodity Harvest USD TR     Commodities     12/17/07        DBCMHLTU        10%-50%
DB Currency Harvest USD TR      FX              10/19/05        DBHVBUSF        10%-50%
DB SMART USD 5x TR              Rates           06/15/07        DBLASUT5        10%-50%

                                                                           Annualized Returns
       Liquid Alpha USD 5 ER           1 Month 3 Months 6 Months  YTD     1 Year  3 Year  5 Year
       HFRX Global Hedge Fund Index    -0.05%  -1.18%   -0.13%   -0.13%  0.28%   -0.31%  1.23%
       iBoxx USD Treasury              -1.59%  -2.51%   -2.12%   -2.12%  4.22%   -3.26%  -0.21%
                                       -0.35%   2.42%    2.35%    2.35%   2.26%   5.13%   6.20%
SANDP X-Alpha USD TR                   -0.76%  -1.48%    1.16%    1.16%   3.26%   3.07%   2.02%
DB Commodity Harvest USD TR             0.86%   1.86%    3.45%    3.45%   2.08%   3.79%   6.16%
DB Currency Harvest USD TR              0.18%   0.23%    3.34%    3.34%   8.20%   0.18%   6.67%
DB SMART USD 5x TR                      0.38%   0.18%    0.18%    0.18%   0.59%   3.20%   3.47%

Monthly Performance (1)
        2001    2002    2003    2004    2005    2006    2007    2008    2009    2010    2011
Jan     2.39%   1.02%   1.31%   0.83%   1.00%   1.19%   0.69%   -0.12%  1.37%   0.10%  -0.29%
Feb    -0.66%   0.41%   0.60%   2.22%   2.55%   0.52%   0.49%   -0.04%  1.12%   0.00%   0.02%
Mar     1.61%   1.70%   -0.44%  0.42%   0.25%   0.33%   1.12%   -0.18%  0.73%   0.15%   1.33%
Apr     0.00%   2.42%   5.03%  -1.05%   0.48%  -0.39%   1.31%   -0.08%  1.91%   1.16%   0.18%
May     0.21%   0.49%   0.40%   0.15%   2.05%  -0.51%   1.34%    0.74%  2.21%  -1.42%  -1.31%
Jun     0.50%   0.00%   2.75%   2.05%   2.31%   1.16%   0.27%   -0.39%  0.36%  -1.27%  -0.05%
Jul    -0.29%   0.12%   0.21%   0.47%   0.38%   0.30%  -0.96%   0.78%   0.61%   0.18%
Aug     0.18%   0.27%   1.19%   1.17%   -0.85%  1.39%  -2.55%  -0.88%   0.19%   0.13%
Sep     1.02%  -0.14%   1.05%   0.69%   2.53%   0.64%   1.77%  -3.95%   0.26%   0.44%
Oct     0.88%  -1.14%   1.07%   0.28%   1.32%   0.00%   1.25%  -5.95%   0.24%   0.39%
Nov     0.78%   2.81%   1.31%   2.13%   1.34%  -0.65%  -1.29%  -0.01%  -0.71%  -0.38%
Dec     1.12%   1.93%   1.04%   1.23%   -1.18%  2.05%   0.07%   0.83%   1.38%  -0.34%
Ann.Rtn.7.99%  10.28%  16.54%  11.07%   12.77%  6.17%   3.47%  -9.10%  10.05%  -0.89%  -0.13%

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(1): Liquid Alpha USD ER 5 has been retrospectively calculated and did not exist prior to April 23, 2008. Accordingly, the results shown during the retrospective periods do not reflect  actual  returns.  Past  performance  is not  necessarily indicative of how the Index will perform in the future.  The  performance of any investment product based on the DB Liquid Alpha Index would have been lower than the performance of the Index as a result of fees or costs.

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Overview
-    Liquid Alpha USD 5 ER is a multi-asset medium- to long-term investment strategy which gives access to a diversified pool of alpha generating assets using a dynamic allocation tool

-    The strategy has the objective to generate absolute non-directional returns, un-correlated to the traditional markets, through a combination of diversified proprietary alpha generating strategies from different asset classes. The Index has been live since April 23, 2008

-    The allocation among the Underlying Indices occurs quarterly and is based on their returns, correlation and volatilities using a quantitative Mean
     Variance Optimizer model

-    The quantitative model combines the different sources of alpha and cash to generate an Index with a target volatility of 5%

-    Seeks to manage downside risk through a stop-loss mechanism which is triggered if the Index return over 60-business days is below 4% over any 3 consecutive days

Performance Analysis Jan 99 - June 11(1)

                        Liquid Alpha 5%       iBoxx USD         HFRX Global Hedge
                        USD ER                  Treasury        Fund Index
Annualized Return               6.06%           5.35%           2.15%
Volatility                      4.24%           4.90%           4.09%
Sharpe Ratio(2)                 1.43            0.51           -0.17
Maximum Drawdown              -13.37%          -7.40%         -26.30%
 - Drawdown Start Date         Jul-07          Dec-08          Jul-07
 - Drawdown End Date           Oct-08          Jun-09          Dec-08
Correlation versus:
HFRX Global Hedge Fund Index      0.47          -0.24            1.00
iBoxx USD Treasury TR Index      -0.09           1.00           -0.24

Relative Performance: June 30, 2011(1)
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Rolling 12 Month Volatility: Jan 00 - June 11(1)
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CERTAIN RISKS OF LIQUID ALPHA
LIQUID  ALPHA HAS LIMITED  PERFORMANCE  HISTORY --  Publication  of Liquid Alpha
began on April 23, 2008. Therefore,  it has very limited performance history and no actual  investment  which allowed tracking of the performance of Liquid Alpha was possible before that date.

INVESTMENT IN THE ALPHA INDICES -- The Liquid Alpha closing level on any trading day will depend on the performance of the 5 underlying index  constituents  (the
"Alpha  Indices").  The  weighting  of each  Alpha  Index  is  determined  by an
Optimized Asset Allocator  ("OAA"),  which seeks to maximize returns for a given level of volatility.  You should, therefore,  carefully consider the composition and calculation of each Alpha Index.

THE ALPHA  INDICES  EXPOSE YOUR  INVESTMENT TO EQUITY,  COMMODITY,  CURRENCY AND
INTEREST RATE RISKS -- The Alpha Indices expose you to several asset classes and their respective risks,  including risks relating to exchange rate fluctuations, foreign equity markets, commodity markets and emerging markets. In addition, the rates component is five times  leveraged.  To learn more about Liquid Alpha, see
Underlying  Supplement No. 4 dated  September 29, 2009 filed with the Securities and Exchange Commission.

THE ALPHA  INDICES  ARE NOT EQUALLY  WEIGHTED IN THE LIQUID  ALPHA MODEL AND MAY
OFFSET EACH OTHER -- The Alpha  Indices are  assigned  different  weightings  in
Liquid Alpha via an Optimized Asset Allocation  Model. The same return generated by two Alpha Indices,  whether positive or negative, may have a different effect on the performance of Liquid Alpha. Additionally,  positive returns generated by one or more Alpha Index may be moderated or more than offset by smaller positive returns or negative returns generated by the other Alpha Indices.

THE ACTUAL EXPERIENCED VOLATILITY OF EACH ALPHA INDEX AND LIQUID ALPHA MODEL MAY
NOT  EQUAL  THE  TARGET  VOLATILITY,  WHICH  MAY HAVE A  NEGATIVE  IMPACT ON THE
PERFORMANCE  OF LIQUID ALPHA -- The  weighting of each Alpha Index in the Liquid
Alpha  Model is  adjusted  to  target a  volatility  level of 5%.  Because  this adjustment  is based on the  volatility  of the previous 60 business  days,  the actual volatility  realized on the Alpha Indices and the Liquid Alpha Model will not necessarily equal the volatility target.

THE  CALCULATION  OF LIQUID  ALPHA'S  CLOSING  LEVEL WILL INCLUDE A DEDUCTION OF
COSTS FROM THE ALPHA INDICES -- On each trading day, the  calculation  of Liquid
Alpha's  closing  level will include a deduction of costs from the Alpha Indices currently  ranging between a minimum of 21 basis points per annum and maximum of
63 basis points per annum,  depending on the individual  weightings of the Alpha
Indices.

(1): Liquid Alpha USD ER 5 has been retrospectively calculated and did not exist prior to April 23, 2008. Accordingly, the results shown during the retrospective periods do not reflect  actual  returns.  Past  performance  is not  necessarily indicative of how the Index will perform in the future.  The  performance of any investment product based on the DB Liquid Alpha Index would have been lower than the performance of the Index as a result of fees or costs.  (2): Value indicates
Risk  Free Rate  over  Period  computed  from  daily  levels of the DB Fed Funds
Equivalent Index.

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IMPORTANT INFORMATION

Use of hypothetical information:
Backtested,  hypothetical or simulated performance results discussed herein have inherent limitations. Unlike an actual performance record based on actual client
portfolios,   simulated  results  are  achieved  by  means  of  the  retroactive application of a backtested model itself designed with the benefit of hindsight.
Taking into  account  historical  events the  backtesting  of  performance  also differs from actual account  performance  because an actual investment  strategy may be  adjusted  any time,  for any reason,  including a response to  material, economic or market factors.  The backtested  performance  includes  hypothetical results that do not reflect the  reinvestment of dividends and other earnings or the deduction of advisory fees,  brokerage or other  commissions,  and any other expenses that a client would have paid or actually  paid. No  representation  is made that any trading  strategy or account will or is likely to achieve  profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly  different results and prove to be more appropriate.
Past  hypothetical  backtest  results are neither an indicator  nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Past performance:
The past  performance of securities,  indexes or other  instruments  referred to herein does not guarantee or predict future performance.

Deutsche Bank may hold positions:
We or our  affiliates  or persons  associated  with us or such  affiliates  may:
maintain a long or short  position  in  securities  referred  to  herein,  or in related futures or options, purchase or sell, make a market in, or engage in any other  transaction  involving  such  securities,  and  earn  brokerage  or other compensation.  Instruments  linked to this index typically involve a high degree of risk, are not  transferable and typically will not be listed or traded on any exchange  and are  intended  for sale only to  sophisticated  investors  who are capable of  understanding  and assuming the risks involved.  The market value of any  structured  security  linked to this  index may be  affected  by changes in economic,  financial and political  factors  (including but not limited to, spot and forward interest and exchange rates),  time to maturity,  market  conditions and  volatility  and the  equity  prices  and  credit  quality  of any issuer or reference  issuer.  Any investor  should conduct his/her own  investigation  and analysis  of any  product  linked  to  this  index  and  consult  with  its  own professional advisors as to the risks involved in making such a purchase; since, it may be difficult to realize the investment prior to maturity, obtain reliable information  about the  market  value of such  investments  or the extent of the risks to which they are exposed, including the risk of total loss of capital.

Tax:
Deutsche Bank AG, including its  subsidiaries  and affiliates,  does not provide legal,  tax or accounting  advice.  This  communication  was prepared  solely in connection  with  the  promotion  or  marketing,  to  the  extent  permitted  by applicable  law, of the  transaction  or matter  addressed  herein,  and was not intended  or  written  to be used,  and  cannot be used or relied  upon,  by any taxpayer for purposes of avoiding any U.S.  federal  income tax  penalties.  The recipient  of this  communication  should seek advice  from an  independent  tax advisor  regarding  any tax matters  addressed  herein  based on its  particular circumstances.  Any  information  relating to  taxation is based on  information currently  available.  The levels and bases of, and relief  from,  taxation  can change and the benefits of products where discussed may cease to exist.  Because of the importance of tax considerations to all option transactions, the investor considering  options  should  consult  with  his/her tax advisor as to how taxes affect the outcome of contemplated option transactions.

Not insured:
These instruments are not insured by the Federal Deposit  Insurance  Corporation
(FDIC) or any other U.S.  governmental agency. These instruments are not insured by any  statutory  scheme or  governmental  agency of the  United  Kingdom.  The distribution of this document and availability of these products and services in certain  jurisdictions  may be restricted by law. These securities have not been registered  under the United  States  Securities  Act of 1933 and trading in the securities has not been approved by the United States Commodity Exchange Act, as amended.

The Bank and affiliates:
"Deutsche  Bank" means  Deutsche Bank AG and its  affiliated  companies,  as the context  requires.  Deutsche Bank Private Wealth  Management  refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world.
Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.

Free writing prospectus:
Deutsche  Bank AG has filed a  registration  statement  (including a prospectus)
with the SEC for the offerings to which this  communication  may relate.  Before you invest,  you should read the prospectus in that  registration  statement and other documents the issuer has filed with the SEC for more complete  information about the  issuer and this  offering.  You may get these  documents  for free by visiting EDGAR on the SEC Web site at  www.sec.gov.  Alternatively,  the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

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